Exhibit 99.1

Infinity Receives Fast Track Designation for IPI-549 in Combination with the Checkpoint
Inhibitor Opdivo for the Treatment of Advanced Urothelial Cancer

CAMBRIDGE, Mass., March 25, 2020 -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) announced today that the U.S. Food and Drug Administration (FDA) has granted Fast Track designation for IPI-549 in combination with nivolumab (Opdivo®) for the treatment of advanced urothelial cancer. Infinity is currently enrolling patients in MARIO-275, the company’s ongoing global, randomized, controlled Phase 2 study in collaboration with Bristol-Myers Squibb, to evaluate IPI-549 in combination with Opdivo in platinum-refractory, I/O naïve patients with advanced urothelial cancer.

“Receiving Fast Track designation is an important recognition of the significant unmet need in advanced urothelial cancer and reflects the potential for IPI-549, in combination with Opdivo, to improve outcomes for these patients,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity Pharmaceuticals. “A retrospective analysis of Bristol-Myers Squibb’s Checkmate-275 accelerated approval study of Opdivo monotherapy in patients with urothelial cancer revealed an important association between high baseline levels of myeloid derived suppressor cell (MDSC) and poor overall survival. These data, combined with our MARIO-1 data that showed IPI-549, both as a monotherapy and in combination with Opdivo treatment, is associated with a reduction in blood MDSC levels, inspired our MARIO-275 study with the goal of improving outcomes for urothelial cancer patients”.

Fast Track is an FDA process designed to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need. The purpose is to get important new drugs to the patient earlier. Once a drug receives Fast Track designation, early and frequent communication between the FDA and a drug company is encouraged throughout the entire drug development and review process. The frequency of communication assures that questions and issues are resolved quickly, often leading to earlier drug approval and access by patients.1

MARIO-275 is a global, randomized, controlled Phase 2 study in collaboration with Bristol-Myers Squibb trial to evaluate the efficacy and safety of IPI-549 administered in combination with Opdivo compared to Opdivo monotherapy. The study will enroll approximately 160 checkpoint-naïve, advanced urothelial cancer patients who have progressed or recurred following treatment with platinum-based chemotherapy. Patients will be randomized 2:1 to receive IPI-549 administered in combination with Opdivo compared to Opdivo monotherapy plus placebo. The primary objective of the study is objective response rate (ORR) as measured by RECIST v1.1. Secondary objectives include time to response (TTR), duration of response (DOR) and progression-free survival (PFS).
About Infinity and IPI-549
Infinity is an innovative biopharmaceutical company dedicated to advancing novel medicines for people with cancer. Infinity is advancing IPI-549, a first-in-class, oral immuno-oncology development candidate that selectively inhibits PI3K-gamma, in multiple clinical studies. MARIO-275 is a global, randomized, controlled combination study of IPI-549 combined with Opdivo in I/O naïve urothelial cancer. MARIO-3 is the first IPI-549 combination study in front-line advanced cancer patients and is evaluating IPI-549 in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. In collaboration with Arcus Biosciences, Infinity is evaluating a checkpoint inhibitor-free, novel combination regimen of IPI-549 plus AB928 (dual adenosine receptor antagonist) plus Doxil® in advanced TNBC patients. In 2019, Infinity completed enrollment in MARIO-1, a Phase 1/1b study evaluating IPI-549 as a monotherapy and in combination with Opdivo (nivolumab) in patients with advanced solid tumors including patients refractory to checkpoint inhibitor therapy. With these studies Infinity is evaluating IPI-549 in the anti-PD-1 refractory, I/O-naïve, and front-line settings. For more information on Infinity, please refer to Infinity's website at www.infi.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of PI3K-gamma selective inhibition and IPI-549, alone and in combination with other cancer therapies including Opdivo; the potential benefits of Fast Track designation; and the company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the company's current expectations. For example, there can be no guarantee that IPI-549 will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals and to enroll patients in its clinical trials; the impact of the novel coronavirus pandemic; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop IPI-549; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for IPI-549. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

1 https://www.fda.gov/patients/fast-track-breakthrough-therapy-accelerated-approval-priority-review/fast-track

Opdivo® is a registered trademark of Bristol-Myers Squibb.
Tecentriq® and Avastin® are registered trademarks of Roche.
Abraxane® is a registered trademark of Celgene.
Doxil® is a registered trademark of Janssen Products.

Contact
Ashley Robinson
LifeSci Advisors, LLC
617-430-7577
arr@lifesciadvisors.com